As filed with the Securities and Exchange Commission on May 24, 2005

Registration No. 333-16455

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-8

POST EFFECTIVE AMENDMENT NO. 1 TO
REGISTRATION STATEMENT ON FORM S-8
UNDER
THE SECURITIES ACT OF 1933

LABOR READY, INC.

(Exact name of registrant as specified in its charter)

Washington	91-1287341
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

1015 A Street

Tacoma, Washington 98402

(Address of principal executive offices, including zip code)

LABOR READY, INC. 1996 STOCK EMPLOYEE STOCK OPTION AND INCENTIVE PLAN

JOANNA MONROE

Labor Ready, Inc.

1015 A Street

Tacoma, WA 98402

(253) 383-9101

(Name, address and telephone number, including area code, of agent for service)

Copy to:

RICHARD B. DODD

ANNETTE ELINGER BECKER

Preston Gates & Ellis LLP

925 Fourth Avenue, Suite 2900

Seattle, Washington 98104-1158

(206) 623-7580

TABLE OF CONTENTS

EXPLANATORY STATEMENT

SIGNATURES

EXPLANATORY STATEMENT

                Labor Ready, Inc. (the “Registrant”) is filing this Post-Effective Amendment No. 1 to Form S-8 Registration Statement to deregister certain securities originally registered by the Registrant pursuant to its Registration Statement on Form S-8 filed with the Securities and Exchange Commission (the “Commission”) on November 20, 1996, File No. 333-16455 (the “1996 Form S-8”), with respect to shares of the Registrant’s common stock, no par value per share (the “Common Stock”), thereby registered for offer or sale pursuant to the Labor Ready, Inc. 1996 Employee Stock Option and Incentive Plan (the “1996 Plan”). A total of 4,331,250 shares of Common Stock (as adjusted to reflect the three-for-two stock split effected by the Registrant on October 31, 1997, the two-for-one stock split effected by the Registrant on June 9, 1998, the two-for one stock split effected by the Registrant on July 12, 1999) were initially registered for issuance under the 1996 Form S-8.

                On May 18, 2005, the shareholders of the Registrant approved the Labor Ready, Inc. 2005 Long-Term Equity Incentive Plan (the “2005 Plan”), which replaces the 1996 Plan. No future awards will be made under the 1996 Plan. According to the terms of the 2005 Plan, the shares of Common Stock that were available for grant under the 1996 Plan, but not actually subject to outstanding awards, as of April 30, 2005 are available for issuance under the 2005 Plan. The total number of shares of Common Stock available for grant under the 1996 Plan, but not actually subject to outstanding awards, on April 30, 2005 was 409,762 (the “Carryover Shares”). Those 409,762 shares are hereby deregistered. The 1996 Form S-8 otherwise continues in effect as to the balance of the shares of Common Stock remaining available for offer or sale pursuant thereto.

                Contemporaneously with the filing of this Post-Effective Amendment No. 1 to Form S-8 Registration Statement, the Registrant is filing a Registration Statement on Form S-8 to register the shares of Common Stock now available for offer or sale pursuant to the 2005 Plan, including but not limited to the Carryover Shares.

                In accordance with Rule 457(p) of the Securities Act of 1933, as amended, and Instruction E to the General Instructions to Form S-8, this Post-Effective Amendment No. 1 to Form S-8 Registration Statement is hereby filed to reallocate the Carryover Shares from the 1996 Plan to the 2005 Plan.

                There may be shares of Common Stock registered in connection with the 1996 Plan that are represented by awards under the 1996 Plan that, after April 30, 2005, are forfeited, expire, are cancelled without delivery of shares, or otherwise result in the return of shares to the Registrant. The Registrant intends to periodically file additional post-effective amendments to the 1996 Form S-8, and additional Registration Statements on Form S-8, carrying forward such shares for issuance in connection with the 2005 Plan.

SIGNATURES

                Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment on Form S-8 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tacoma, State of Washington, on this 24th day of May, 2005.

LABOR READY, INC.

/s/ Joseph P. Sambataro, Jr.
By:	Joseph P. Sambataro, Jr.
Chief Executive Officer and President

                Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment on Form S-8 Registration Statement has been signed by the following persons in the capacities indicated below on this 24th day of May, 2005.

Signature	Title

/s/ Robert Sullivan	Director, Chairman
Robert Sullivan

/s/ Joseph P. Sambataro, Jr.	Director, Chief Executive Officer and President
Joseph P. Sambataro, Jr.	(Principal Executive Officer)

/s/ Steven C. Cooper	Chief Financial Officer and Executive Vice President
Steven C. Cooper	(Principal Financial Officer)

/s/ Derrek L. Gafford	Vice President of Accounting and Finance
Derrek L. Gafford	(Principal Accounting Officer)

/s/ Keith Grinstein	Director
Keith Grinstein

/s/ Gates McKibbin	Director
Gates McKibbin

/s/ Thomas E. McChesney	Director
Thomas E. McChesney

/s/ Carl W. Shafer	Director
Carl W. Shafer

/w/ William W. Steele	Director
William W. Steele